EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 27, 2003 relating to the financial statements and financial statement schedule of American Superconductor Corporation, which appear in American Superconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

December 23, 2003